CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement No. 333-264368 on Form S-1 of our report dated March 29, 2024, relating to the statutory-basis financial statements of Empower Annuity Insurance Company of America. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 19, 2024